UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 29, 2018 athenahealth, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-33689	04-3387530
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

311 Arsenal Street, Watertown, MA 02472
(Address of principal executive office, including zip code)
Registrant’s telephone number, including area code: 617-402-1000
________________________________________________________________________________
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company    ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.    ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
As reported by athenahealth, Inc. (the “Company”) in its Current Report on Form 8-K dated June 6, 2018, Jeffrey Immelt, the Chairman of the Board of Directors of the Company (the “Board”), was appointed as the Company’s Executive Chairman, effective June 6, 2018, following the departure of the Company’s former chief executive officer Jonathan Bush on the same date.  It is anticipated that Mr. Immelt will serve in such position until the appointment by the Board of a new chief executive officer.
On August 29, 2018, the Board approved a compensation arrangement for Mr. Immelt in connection with his service as Executive Chairman, which is effective as of Mr. Immelt’s June 6, 2018 appointment through and including his last date of service as Executive Chairman. The compensation arrangement includes a monthly retainer comprised of (i) $150,000 cash per month and (ii) a monthly restricted stock unit (“RSU”) award (each, a “Monthly RSU Award”), with a fair market value of approximately $150,000, as calculated using the closing price on the grant date for such award. Each Monthly RSU Award granted to Mr. Immelt during his tenure as Executive Chairman will vest in full on the first calendar day of the month in the month following its grant date, and will be subject to the terms and conditions of the Company’s 2007 Stock Option and Incentive Plan, as amended and restated, and the Company’s standard form of RSU agreement. The equity component of Mr. Immelt’s compensation that he would have received for his service as Executive Chairman from June 6, 2018 through September 30, 2018 will be consolidated into one RSU award and will consist of that number of whole RSUs with a fair market value closest to $575,000. For any partial month of service by Mr. Immelt as Executive Chairman, both the cash and equity components of his compensation will be prorated through and including his last date of such service. During his tenure as Executive Chairman, Mr. Immelt will not receive any cash compensation payable to directors pursuant to the Company’s 2018 Director Compensation Plan.
On September 5, 2018, Mr. Bush and the Company entered into a separation agreement (the “Separation Agreement”) in connection with Mr. Bush’s departure from the Company. Pursuant to the Separation Agreement, Mr. Bush will be eligible to receive severance benefits described in the Company’s Severance Plan for U.S. Officers and Executives effective October 23, 2017 (the “Severance Plan”), subject to all terms, conditions, restrictions and limitations of the Severance Plan. Under the Separation Agreement, Mr. Bush agreed to make himself available to participate in a strategic review of the Company, if and to the extent requested by the Company. In exchange for such potential participation, if, within nine months following the Separation Date (i) a Change in Control (as defined in the Company’s Change in Control Severance Plan for Certain U.S. Officers and Executives effective October 23, 2017 (the “CIC Severance Plan”)) is consummated or (ii) a definitive transaction agreement is entered into by the Company, pursuant to which, if the transaction(s) contemplated thereby were to be consummated, a Change in Control would occur, Mr. Bush will be entitled to a lump sum payment equal to $4,830,000 following the consummation of a Change in Control. In addition, Mr. Bush agrees to honor the restrictive covenants contained in the Severance Plan and Mr. Bush’s employment agreement with the Company, dated November 1, 1999 (as amended as of February 26, 2002), including perpetual confidentiality and non-disparagement provisions and non-competition and non-solicitation covenants; provided that the non-competition period and non-solicitation period shall be for 18 months following the Separation Date. Mr. Bush also is eligible to receive a lump sum cash payment of $2,000,000 within 30 days following January 6, 2020, subject to his continued compliance with all of his obligations under the Separation Agreement. The Separation Agreement contains a general release of claims by Mr. Bush against the Company.
The foregoing description of the terms of the Separation Agreement is qualified in its entirety by reference to the Separation Agreement, which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ending September 30, 2018.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

athenahealth, Inc.
(Registrant)
September 5, 2018	/s/ Dan Haley
Dan Haley
Senior Vice President, Chief Legal and Administrative Officer